Exhibit 10.2

K-SWISS INC.
RETENTION BONUS PLAN

1.   Purpose of the Plan.  The purpose of this Retention Bonus Plan (the “Plan”) is to aid in the retention of certain key employees of K-Swiss Inc. (the “Company”), a Delaware corporation, and its subsidiaries, by providing a retention bonus for such employees in consideration of their continued employment following the closing of the transactions contemplated by the Merger Agreement (as defined below).  All payments hereunder are intended to be excluded from coverage under Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the “short-term deferral rule”, and the Plan shall be interpreted accordingly.

2.   Definitions.  As used herein, the following definitions shall apply:

(a)   “Board” means the Company’s board of directors.

(b)   “Cause” means:

(i)   in the case of a Participant whose employment with the Company is subject to the terms of an employment agreement, severance agreement, offer letter or similar document between such Participant and the Company, which employment agreement includes a definition of “Cause”, the term “Cause” as used in this Plan shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(ii)   in all other cases, the term “Cause” means the occurrence of any of the following: (A) fraud, misappropriation, embezzlement or other act of material misconduct against the Company that results in a material adverse impact on the financial performance or the business reputation of the Company; (B) conviction of a felony or a misdemeanor involving moral turpitude; or (C) willful and knowing violation of material policies of the Company.

(c)   “CEO” means the Company’s chief executive officer as of the Closing Date, or if his employment terminates prior to the date all amounts are paid hereunder, the most senior executive of the Company by position who was an employee of the Company immediately prior to the Closing Date.

(d)   “Closing Date” has the meaning specified in the Merger Agreement.

(e)   “Company” means K-Swiss Inc., a Delaware corporation.

(f)   “Disability” shall have the meaning set forth in the Company’s long-term disability plan, as in effect as of the Closing Date.

(g)   “Employee” means a full-time or part-time employee of the Company or any subsidiary of the Company as of the Closing Date.

(h)   “Good Reason” means:

(i)   in the case of a Participant whose employment with the Company is subject to the terms of an employment agreement, severance agreement, offer letter or similar document between such Participant and the Company, which employment agreement includes a definition of “Good Reason”, the term “Good Reason” as used in this Plan shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(ii)   in all other cases, the term “Good Reason” means the Participant’s resignation within 30 days after any of the following:

(A)   a relocation of the Participant’s principal place of employment by more than 50 miles without consent of the Participant;

(B)   a material diminution of the Participant’s duties or responsibilities; provided that a mere change in the Participant’s title or reporting relationships will not be Good Reason;

(C)   a material reduction in the Participant’s overall annual compensation including employee benefits.

(i)   “Liquidation Event” means (i) the winding up, liquidation or dissolution of the Company or (ii) the transfer of all or substantially all of the Company’s assets.

(j)   “Merger Agreement” means the Agreement and Plan of Merger among E-Land World Limited, Ian Acquisition Sub, Inc. and the Company dated as of January 16, 2013.

(k)   “Notice of Participation” means a notice provided to an Employee that he or she has been designated by the CEO as a Participant in the Plan, and setting forth the Employee’s Retention Bonus Amount.

(l)   “Participant” means any Employee designated by the CEO as a Participant in the Plan, provided that the CEO shall not be a Participant.

(m)   “Plan” means this K-Swiss Inc. Retention Bonus Plan, as amended from time to time.

(n)   “Retention Bonus Amount” means the amount of the cash retention bonus that a Participant is eligible to receive hereunder, as set forth in the Participant’s Notice of Participation.  The Retention Bonus Amount will be expressed in the applicable Notice of Participation as a specific U.S. dollar amount.  The sum of all Retention Bonus Amounts granted hereunder shall equal $1,500,000 (such amount being the “Aggregate Retention Bonus Amount”).

3.   Effective Date.  The Plan was approved and recommended to the Board for adoption by the Compensation and Stock Option Committee of the Board and was adopted by the Board itself on January 16, 2013, and became effective upon its adoption by the Board on such date.

4.   Retention Bonuses.

(a)   Payment of Retention Bonuses.

(i)   Subject to the Participant’s continued employment with the Company or a subsidiary through the close of business on the first anniversary of the Closing Date, the Retention Bonus Amount set forth in a Participant’s Notice of Participation shall be payable in cash in U.S. dollars to a Participant within five (5) business days following the first anniversary of the Closing Date.

(ii)   Notwithstanding Section 4(a)(i), if, on or after the Closing Date (and prior to the first anniversary of the Closing Date), a Participant’s employment is terminated by the Company without Cause, or by the Participant with Good Reason, or due to the Participant’s death or Disability, the Retention Bonus Amount shall be paid to the Participant (or, as applicable, his or her estate) within five (5) business days following the Participant’s termination of employment.

(iii)   Notwithstanding Sections 4(a)(i) and 4(a)(ii), the Retention Bonus Amount shall become payable upon the Company taking substantial steps to effect a Liquidation Event if such event occurs during the period of one year following the Closing Date, provided that the Participant remains in the employ of the Company or a subsidiary of the Company through the close of business on the payment date.

(b)   Effect of Forfeitures.  If a Participant forfeits his right to payment under the Plan, such amount shall not be redistributed to other Participants.

(c)   No Effect on Other Payments.  Payments pursuant to the Plan shall be in addition to any amounts (including, but not limited to wages, bonuses, benefits, severance or termination pay) that the Participant is otherwise entitled to receive under any other plan, program, agreement or arrangement of the Company.

5.   Notice of Liquidation Event. Upon the CEO becoming aware of the Company taking substantial steps to effect a Liquidation Event during the period of one year following the Closing Date, a Participant who is then in the employ of the Company or a subsidiary shall be provided with a notice of such Liquidation Event by the CEO as soon as practicable.

6.   Administration.

(a)   Administration of the Plan.  The Plan shall be administered by the CEO.  The CEO may authorize in writing one or more officers or other employees of the Company to perform any or all things that the CEO is authorized and empowered to do or perform under the Plan, and for all such authorized purposes under this Plan, such individuals shall be treated as the CEO.

(b)   Powers and Authority.  Subject to the express provisions of this Plan, the CEO shall be authorized and empowered to do all things that he/she determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to define terms not otherwise defined herein; (ii) to determine which Employees are Participants; (iii) to determine the Retention Bonus Amount for each Participant; provided that in no event shall the aggregate Retention Bonus Amounts payable pursuant to the Plan exceed the Aggregate Retention Bonus Amount; (iv) to prescribe the terms of the Notices of Participation; (v) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Notice of Participant, and to make exceptions to any such provisions in good faith; and (vi) to make all other determinations deemed necessary or advisable for the administration of this Plan.  The CEO need not designate all Employees at a particular level of employment within the Company to be Participants in the Plan; and he need not apply an identical or similar formula for determining the Retention Bonus Amount payable to all Participants in the Plan, or to all Participants at the same level of employment.

(c)   All decisions, determinations and interpretations by the CEO regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Notice of Participation, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan.

7.   Amendment of Plan.  Before the Closing Date, the Plan and/or the Notices of Participation may be amended by the Company’s Board of Directors without the consent of any affected Participant.  On and after the Closing Date, the Plan and/or the Notices of Participation may only be amended by the Company with the prior written consent of all affected Participants unless such amendment has no adverse impact of any kind on such Participants.

8.   General Provisions.

(a)   No Contract of Employment.  Nothing in this Plan or a Notice of Participation shall interfere with or limit in any way the right of the Company or its subsidiaries to terminate any Participant’s employment at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time.  Neither a Notice of Participation nor any benefits arising under this Plan shall constitute an employment contract with the Company or any subsidiary.

(b)   Severability of Provisions.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.  If any provision of this Plan shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Plan, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(c)   Nonalienation of Benefits; Successors.

(i)   No rights or obligations of any Participant under this Plan may be assigned or transferred by the Participant other than rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution.  In the event of a Participant’s death or a judicial determination of his incompetence, reference in this Plan to the Participant shall be deemed, where appropriate, to refer to the Participant’s estate or other legal representative(s).

(ii)   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Plan in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Plan, the “Company” shall mean both the Company as defined above and any successor to its business and/or assets (by merger, purchase or otherwise) or which otherwise becomes bound by all the terms and provisions of this Plan by operation of law or otherwise.

(d)   Unfunded Plan.  The Plan is intended to be an unfunded plan.  Participants are and shall at all times be general creditors of the Company with respect to awards of retention bonuses hereunder.

(e)   Governing Law.  This Plan and the Notices of Participation shall be interpreted and construed in accordance with the laws of the Delaware.  Any reference in this Plan or in a Notice of Participation to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

(f)   Withholding.  The Company may withhold and deduct from any payment under this Plan all legally required amounts necessary to satisfy any and all federal, state, local and foreign tax withholding requirements.

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